July 17, 2012

Empowered Products, Inc.

3367 W. Oquendo Road

Las Vegas, NV 89118

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We acted as special counsel to Empowered Products, Inc., a Nevada corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Empowered Products, Inc. 2012 Omnibus Incentive Plan (the “Plan”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Action by Unanimous Written Consent in Lieu of Meeting of The Board of Directors of Empowered Products, Inc., including all exhibits, relating to, among other things, the approval of the Plan, the reservation for issuance of the shares of Common Stock issuable thereunder and the filing of the Registration Statement; (iii) the Written Consent of the Majority Stockholder of Empowered Products, Inc., including all exhibits; (iv) the Plan; (v) Notice of Grant of [Incentive/Non-Qualified] Stock Option Award; (vi) Notice of Grant of Restricted Stock Award; (vii) Notice of Grant of Restricted Stock Unit Award; and (viii) Notice of Grant of Stock Appreciation Rights Award. We also made such other factual and legal investigations as we deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon our examination described above and subject to those previously stated assumptions, we are of the opinion that (i) the issuance by the Company of the Shares was duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly authorized and validly issued, fully paid and non-assessable shares of Common Stock.

Empowered Products, Inc.

Mr. Scott Fraser

July 17, 2012

We are admitted to practice in the State of California, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinion set forth above, we are generally familiar with the Corporations Code of the State of Nevada (the “Nevada Corporations Code”) as presently in effect and made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the Nevada Corporations Code, as it presently exists and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions change after the date of this letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

ESQUIRE CONSULTING, INC.

/s/ Lan P. Nguyen

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